UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 2, 2012

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Definitive Material Agreement.

On May 2, 2012, News America Incorporated (“News America”), a subsidiary of News Corporation (the “Company” and together with News America, the “Loan Party”), terminated its existing $2.25 billion revolving credit agreement (the “Prior Credit Agreement”) and entered into a new credit agreement (the “New Credit Agreement”), among News America as Borrower, the Company as Parent Guarantor, the initial lenders named therein (the “Lenders”), the initial issuing banks named therein, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) and Citibank, N.A. (“Citibank”) as Co-Administrative Agents, JPMorgan Chase as Designated Agent and Bank of America, N.A. (“Bank of America”) as Syndication Agent. The New Credit Agreement consists of a $2.0 billion five-year unsecured revolving credit facility with a sublimit of $400,000,000 (or its equivalent in Euros) available for the issuance of letters of credit. Under the New Credit Agreement, News America may request an increase in the amount of the credit facility up to a maximum amount of $2.5 billion. The New Credit Agreement is available for the general corporate purposes of News America, the Company and the Company’s subsidiaries. The maturity date is May 2, 2017, however, News America may request that the commitments be renewed, under certain circumstances as set forth in the New Credit Agreement for up to two additional one-year periods.

Any advance by the Lenders to News America as part of a borrowing may be available, at News America’s option, at either (1) the Base Rate (as defined in the New Credit Agreement) which is a fluctuating rate equal to the sum of (a) the highest of (i) JPMorgan Chase’s prime rate, (ii) the Federal Funds Rate (as defined in the New Credit Agreement) plus 0.50% or (iii) one month LIBOR plus 1.00% plus (b) the applicable margin, or (2) at the Eurodollar Rate (as defined in the New Credit Agreement) which is a periodic fixed rate equal to LIBOR plus the applicable margin.

News America may terminate, in whole or in part, the unused portion of the credit facility amount under the New Credit Agreement at any time during the term of the New Credit Agreement. Once terminated, a commitment may not be reinstated.

The New Credit Agreement contains certain customary affirmative and negative covenants each with customary exceptions, including limitations to the Loan Party’s ability to engage in transactions with affiliates, incur liens, merge into or consolidate with any other entity or incur subsidiary debt. In addition, the New Credit Agreement requires the Company to maintain a leverage ratio of 4.5.

In addition to JPMorgan Chase, Citibank and Bank of America, the additional members of the syndicate include: J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and Lloyds TSB Bank plc, as Co-Documentation Agents and JPMorgan Chase, Citibank, Bank of America, Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, Lloyds TSB Bank plc, Goldman Sachs Bank USA, BNP Paribas, Commonwealth Bank of Australia, Morgan Stanley Bank, N.A., National Australia Bank Limited, The Bank of New York Mellon, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Westpac Banking Corporation as Lenders.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with News America, the Company and the Company’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, News America, the Company and the Company’s subsidiaries may have entered into or may enter into in the future certain engagements with one or more Lenders or their affiliates relating to specific endeavors.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement.

In connection with and at the time that News America entered into the New Credit Agreement, on May 2, 2012, the Prior Credit Agreement (as defined and described in Item 1.01 above) originally scheduled to expire on May 23, 2012, was terminated. There were no outstanding borrowings or letters of credit under the Prior Credit Agreement at the time of termination, and no termination penalties were paid as a result of the termination.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form of Credit Agreement, dated as of May 2, 2012, among News America Incorporated, News Corporation and the initial lenders and initial issuing banks named therein, JPMorgan Chase Bank, N.A. and Citibank, N.A. as co-administrative agents, JPMorgan Chase Bank, N.A. as designated agent, Bank of America, N.A. as syndication agent, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners and Deutsche Bank Securities Inc., HSBC Bank USA, National Association and Lloyds TSB Bank plc, as co-documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Janet Nova
Janet Nova
Senior Vice President and Deputy General Counsel

Dated: May 4, 2012

Exhibit Index

Exhibit Number	Description

10.1	Form of Credit Agreement, dated as of May 2, 2012, among News America Incorporated, News Corporation and the initial lenders and initial issuing banks named therein, JPMorgan Chase Bank, N.A. and Citibank, N.A. as co-administrative agents, JPMorgan Chase Bank, N.A. as designated agent, Bank of America, N.A. as syndication agent, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners and Deutsche Bank Securities Inc., HSBC Bank USA, National Association and Lloyds TSB Bank plc, as co-documentation agents.